EXHIBIT 10.4



                                   TERM SHEET

         This term sheet is executed by Associates Commercial Corporation ("Associates") and Entrade Inc. ("Entrade") and sets forth a summary of terms regarding the formation and initial operation of an entity tentatively identified as TruckCenter.com, although the ultimate name of the entity is subject to availability.

         TruckCenter.com has been organized as a Delaware corporation and a wholly owned subsidiary of Entrade. Entrade and Associates will discuss the content of the operational documentation of TruckCenter.com in an effort to meet the tax and corporate needs of both Entrade and Associates. The proposed initial stock structure of TruckCenter.com is a single class of common shares as follows: 1,000,000 authorized common shares at a par value of $0.001 with 180,000 issued initially to Entrade and 20,000 reserved for issuance upon conversion of the convertible promissory notes described below. Initial funding for TruckCenter.com will be in the amount of $3,000,000 and will be provided solely by Entrade. TruckCenter.com will issue two convertible promissory notes each in the amount of $1,500,000 for an aggregate of $3,000,000. Each note will earn interest at the applicable federal rate for short-term obligations as provided in Section 1274 of the Internal Revenue Code and will be convertible at the option of the holder into 10,000 shares of common stock of TruckCenter.com.

         Associates will have the option, exercisable on the later of April 1, 2000 or 30 days after the website is launched, to purchase from Entrade 90,000 shares (representing 50% of the then issued and outstanding shares) of TruckCenter.com for its par value of $0.001 per share. Associates will also have the option, exercisable within sixty days after the website is launched, to purchase one of the two convertible debentures from Entrade for $3,000,000. The entity would be controlled by a governing board representing Associates, Entrade and any third party investor, based upon the interests of each party in the entity. Associates and Entrade will jointly cooperate in obtaining any necessary tax and regulatory licenses and approvals.

         The target date for the launch of the TruckCenter.com website is March 23, 2000. For the six-month period following March 23, 2000 provided that the website remains live and operational, (i) Associates agrees that it will list truck inventory on the TruckCenter.com website and not on any other website, except as further provided in this paragraph, (ii) it will provide the ability to apply for wholesale and retail financing services to purchasers who acquire items through TruckCenter.com, and (iii) in any press release that Entrade or TruckCenter.com releases in conjunction with the launch of the TruckCenter.com website, Entrade and TruckCenter.com may refer to Associates' role as a customer of Truckcenter's disposition services and a provider of such wholesale and retail financing services. Entrade will submit all press releases referring to Associates to Associates for review and approval prior to release. The website will be considered "launched" on the date that it becomes accessible by the general public as a live and operational website. The website will be considered "live and operational" during any period in which the website functions as previously described by Entrade. Nothing contained in this provision will

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prohibit  Associates  from  listing any  inventory  on any  website  operated by
Associates or by Arrow Trucks or offering to sell or selling its truck inventory in any non-internet manner or forum. Entrade also acknowledges that certain parties not controlled by Associates may from time to time place Associates inventory on their websites without Associates' authorization and agrees that Associates will not be responsible for any such posting and any such posting is not a violation by Associates of the terms of this agreement.

         In exchange for this agreement, TruckCenter.com will list Associates' truck inventory on the TruckCenter.com website free of any listing fee (but not free of transaction fees that Truckcenter imposes on transactions consummated through such website) for the six-month period following launch of such website. The fee charged by TruckCenter.com to The Associates is subject to negotiation, but will not exceed 2.5% of the gross sales price of the item sold or such lower transaction fee as TruckCenter.com may offer to any third party provider of items to be sold on the TruckCenter.com website.

         As its contribution to TruckCenter.com, Entrade agrees to license its transactional software to TruckCenter.com and to provide 200 people hours of development time to develop enabling e-commerce marketplace technology. For the six-month period following launch of the TruckCenter.com website, Entrade agrees not to license its transactional software to any other party developing or operating a website with a principal purpose of competing with the Truckcenter.com website in the marketing of commercial trucks or trailers, it being understood that this limitation shall in no way affect the business conducted by Entrade's Nationwide Auction Systems subsidiary. Entrade will provide any development time beyond the first 200 hours at its standard hourly fee. Entrade's standard hourly fee is listed on Schedule A to this agreement. In exchange for the license and the development time, TruckCenter.com will pay Entrade a transaction fee to be negotiated between Entrade and Associates (but not in excess of2.5% of the gross sales price of any trucks sold through the TruckCetner.com website); provided, however, that, for transactions consummated within the first six months after website launch, TruckCenter.com will have no obligation to pay any such transaction fee.

         Associates will list TruckCenter.com on the Associates website for the six-month period following the date the website is launched. Through the later of April 30, 2000 and 30 days after the website is launched, Associates will also introduce the services provided by TruckCenter.com to certain select members of Associates' dealer network as selected by Associates.

         The parties recognize that they will need to devote substantial resources in a short period of time to ensure a prompt launch of the TruckCenter.com website. For the initial phase of development up to the earlier of April 30, 2000 or the date the website is launched each of Entrade and Associates will provide three full-time people (or the equivalent of three full-time people). If Associates exercises its option to acquire an equity interest in Truckcenter.com, Entrade and Associates will review the staffing requirements after the website is launched. For Entrade, these people may come from Entrade Inc. or its subsidiaries, entrade.com and Nationwide, or third-party consultants retained by Entrade; for Associates, these may include

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relevant   experts   within   Associates'   organization.   If  Associates   and
TruckCenter.com so agree, Associates may provide such resources by leasing certain of its employees to TruckCenter.com. Future commitments of resources will be determined during the initial development phase.

         Associates acknowledges that Entrade will make efforts to enlist future partners that could provide additional services or items that could be provided to customers of TruckCenter.com, which partners may be competitors of Associates in one or more markets or industries.

         This term sheet is intended to be a binding agreement with respect to the development of the website, the granting to Associates of the option to acquire the equity interest as outlined above and the listing of truck inventory by Associates and, by executing this term sheet, the parties intend to be legally bound hereby. This agreement does not in any way legally bind Associates to invest in or acquire any interest in Truckcenter.com. This contract is not assignable by Associates (except to an affiliate of Associates) or Entrade without the prior written consent of the other party. Each of the parties agrees that, unless required by law, it will not disclose the terms of this Term Sheet or the fact that the parties are discussing the creation of TruckCenter.com.


                                    ENTRADE INC.


                                    By: _____________________
                                            Its _____________
                                            Dated:___________


                                    ASSOCIATES COMMERCIAL CORPORATION:


                                    By: _____________________
                                            Its _____________
                                            Dated:  _________